Exhibit 5.1

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

1285 Avenue of the Americas

New York, NY 10019-6064

212-373-3000

212-757-3990

March 15, 2013

Hemisphere Media Group, Inc.
2000 Ponce de Leon Boulevard

Suite 500

Coral Gables, FL 33134

Registration Statement on Form S-4
(Registration No. 333-186210)

Ladies and Gentlemen:

We have acted as special counsel to Hemisphere Media Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the shares being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of up to 19,583,334 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), that may be offered by the Company (including 7,333,334 shares of Common Stock (“Warrant Shares”) issuable by the Company upon the exercise of warrants (the “Warrants”)). The Shares (other than the Warrant Shares) and the Warrants are being issued pursuant to the Agreement and Plan of Merger, dated as of January 22, 2013, by and among the Company, Hemisphere Merger Sub I, LLC, a Delaware limited liability company (“WAPA Merger Sub”), Hemisphere Merger Sub II, Inc., a Delaware corporation (“Azteca Merger Sub”), Hemisphere Merger Sub III, Inc., a Delaware corporation (“Cine Merger Sub”), Azteca Acquisition Corporation, a Delaware corporation (“Azteca”), InterMedia Español Holdings, LLC, a Delaware limited liability corporation (“WAPA”) and Cine Latino, Inc., a Delaware corporation (“Cinelatino”) (the “Merger Agreement”), providing for the merger of Azteca Merger Sub with and into Azteca, the merger of WAPA Merger Sub with and into WAPA and the merger of Cine Merger Sub with and into Cinelatino. Following the mergers, Azteca, WAPA and Cinelatino will each become indirect, wholly-owned subsidiaries of the Company.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.                                      the Registration Statement;

2.                                      the Merger Agreement, included as Annex A to the Registration Statement; and

3.                                      the form of the Amended and Restated Certificate of Incorporation of the Company, included as Exhibit 3.3 to the Registration Statement.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation and by-laws of the Company, certified by the Company as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company relating to the issuance of the Shares, certified by the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed that the Merger Agreement is a legal, valid and binding obligation of each party to it other than the Company, enforceable against each such party in accordance with its terms.

In furnishing this opinion, we have further assumed that, before the issuance of the Shares, (i) the Registration Statement will have become effective under the Act and (ii) the conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied or duly waived and such transactions are consummated.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that, when issued and delivered as contemplated in the Registration Statement and in accordance with the terms of the Merger Agreement or upon exercise of the Warrants, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP